Exhibit 99.1
ViaSat to Acquire Efficient Channel Coding
Acquisition Gives ViaSat Expanded DVB-S2 Technology and Entrance to
IPSTAR Satellite Broadband Market
     Carlsbad, CA – November 21, 2005 – ViaSat Inc. (Nasdaq: VSAT), a satellite and wireless communication technology provider to government and commercial markets, has reached an agreement to acquire privately-held Efficient Channel Coding Inc. (ECC), a producer of broadband communication integrated circuits and satellite communication systems. With this purchase ViaSat will increase its depth in the new S2 version of the DVB-RCS satellite broadband standard and will become the supplier of modem chips for the Asian IPSTAR spot-beam satellite system. The transaction is subject to customary closing conditions and is expected to be completed in the current quarter.
     Terms of the deal include an initial cash purchase price of approximately $16.5 million, assumption of certain stock options with a value determined at closing and additional consideration of approximately $9.0 million to be paid in cash and/or stock based on ECC meeting certain financial performance targets over the next two years. The acquisition is expected to be immediately non-dilutive to pro forma or non-GAAP earnings for ViaSat. However, the Company has not completed its valuation analysis and, accordingly, has not determined the impact to GAAP earnings.
     “We are very pleased to be joining with ECC,” said Mark Dankberg, ViaSat chairman and CEO. “ECC has been a highly respected source of innovation in satellite networks for a number of years. Their significant role in the IPSTAR system, and the emerging S2 version of DVB-RCS, as well as their exceptional capability in digital chip design are all strong complements to ViaSat’s current satellite broadband business.”
     “Joining ViaSat is the perfect opportunity to take our business to the next level, and work closely with proven, experienced industry leaders,” said Mark J. Vanderaar, ECC co-founder and CEO. “There are immediate tangible benefits to this deal for both companies, including the synergies of our commercial and government communication products. Just as important, we’ll be able to further identify needs of the market together, and address them across different ViaSat businesses.”
     ECC is an innovator in satellite communication components and systems including some of the first and most advanced products featuring the new DVB-S2 standard. DVB-S2 is the latest advance in transmission technique from the Digital Video Broadcasting Project industry consortium (www.dvb.org) and features a variety of technology enhancements over the current DVB-S standard. The new standard is designed to cut the cost-per-bit to transmit data by satellite by providing up to 30 percent more efficient use of satellite transponders. ECC products include SkyPHY DVB-S2 receiver chipsets.
     ECC also holds the license for the satellite terminal design for IPSTAR, a recently-launched broadband satellite service offered by Shin Satellite PLC for both Internet backbone connections to ISPs and as a last-

mile broadband Internet service to consumers in the Asia-Pacific region. Under the license, ECC supplies its customized chips to authorized IPSTAR terminal contract manufacturers and receives royalties for the terminal design. The IPSTAR-1 satellite (Thaicom 4), placed into orbit in August, is one of the largest communication satellites ever built and features spot beam technology in both Ku- and Ka-band frequencies. Enabled in part by ECC technology, the satellite’s total bandwidth capacity of 45 Gigabits/second is nearly equivalent to all other satellites serving Asia today.
     In addition, ECC will augment ViaSat’s Comsat Laboratories division with advanced design and development expertise in satellite, optical, and tactical communication systems.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other wireless communication products that enable fast, secure, and efficient communications to any location. Products include satellite ground systems, information security devices, tactical communication radios, and communication simulators. The company’s full line of satellite communication products includes VSAT systems for network access and infrastructure, and Ka-band satellite systems, from user terminals to large gateways. Along with its headquarters in Carlsbad, CA, ViaSat has divisions located in Duluth, GA, and Germantown, MD.
     In addition the company’s wholly-owned subsidiary, US Monolithics, designs and produces monolithic microwave integrated circuits (MMICs) and modules for use in broadband communications for military and commercial applications. US Monolithics is based in Chandler, Arizona.
About Efficient Channel Coding (www.efficientchannelcoding.com)
     Founded in 1996, Efficient Channel Coding (ECC) is an innovator in satellite communication components and systems and provides real world digital communication systems for some of the world’s most advanced communication networks. ECC products are designed to increase the efficiency of today’s advanced satellite, wireless and wire-line communication systems. With 55 employees based in Cleveland, Ohio, ECC was formed by two local Ohio engineers out of Case Western University and Cleveland State University.
Safe Harbor Statement
Portions of this release may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: difficulty in integrating the ECC businesses and operations in an efficient and effective manner; challenges in achieving strategic objectives, cost savings and other benefits expected from the acquisition; the risk our markets do not evolve as anticipated and the technologies acquired do not prove to be those needed to be successful in those markets; the potential loss of key employees of the acquired businesses; the risk of diverting the attention of senior management from the operations of our business; the risks of potential disputes concerning indemnities and other obligations that could result in substantial costs and further divert management’s attention and resources; contractual problems; regulatory issues; manufacturing issues; problems with suppliers and subcontractors; and technologies not being developed according to anticipated schedules, or that do not perform according to expectations. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Performance in the Company’s Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

     Comsat Labs and Comsat Laboratories are trade names of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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